On October 24, PolyOne Corporation, a fellow plastics company, agreed to acquire Spartech for approximately $393 million. The acquisition is expected to close in early 2013, pending regulatory approval and approval from Spartech's shareholders. The boards of both companies unanimously approved the deal.

PolyOne, which is based in suburban Cleveland, is a provider of specialized polymer materials, services and solutions with a global footprint. PolyOne currently operates more than 60 facilities across the globe, including plants in Africa, Asia, Europe and South America. With the deal, the company hopes to expand Spartech's reach worldwide; about 94 percent of Spartech's sales today come from North America.

The pair of plastics companies offers mostly complementary products. Spartech has traditionally been a market leader in custom extruded sheet and rollstock with growing packaging and compounding businesses; PolyOne is a premier provider of polymer materials. PolyOne will accelerate Spartech's own transformation process and focus on our mix of specialty products.

PolyOne views the acquisition as an opportunity to transform Spartech's business much in the same way it transformed its own in the previous decade, moving from a high-volume, commodity-based platform to a more specialized, higher-margin based platform. PolyOne, which had revenue of $2.9 billion in 2011, hopes the acquisition will make them a $5 billion dollar company by 2015.

"We believe that Spartech's businesses have specialty characteristics that are reminiscent of PolyOne's Specialty platform in the early stages of our transformation. Our exceptional management team has the experience and proven track record of transforming businesses with specialty potential through execution of our existing four pillar strategy," said Stephen Newlin, Chairman, President and Chief Executive Officer, PolyOne.

Since the acquisition was announced in October, leadership and functional teams from both companies have been meeting and working together to better understand each other's business processes, including sourcing, technology, manufacturing, product management and human resources. Once the acquisition is finalized, expected to be sometime in the first calendar quarter of 2013, more lines of communication between the two companies can open and integration will begin.

I am pleased to report that 2012 was a great year for Spartech. We delivered a solid 16% increase in operating earnings on a 4% increase in sales. More importantly, we gained momentum throughout the year and our fourth quarter results posted a 58% increase in operating earnings on a 2% decrease in sales revenue, showing the continued benefit of our improving product mix. These results would not have been possible without the tireless efforts and teamwork displayed by EVERYONE at Spartech. I want to express my sincere appreciation for all your hard work. I am both humbled and proud to be a part of the Spartech team.

This past year, we remained focused on executing our critical priorities of delighting our customers, enhancing our margins and driving growth. Our margins continued to improve throughout the year, and by the fourth quarter our gross margin per pound increased to 13.9 cents compared to 11.1 cents per pound in fourth quarter 2011. We achieved these results by focusing on higher-margin, specialty product lines and improving our key operating metrics including regrind/recycle material utilization, production yield and customer satisfaction. Our customer service metrics of on-time delivery and quality steadily improved YOY and, most importantly, customers are taking notice, as evident in our most recent customer satisfaction survey. (Read more about the results from the survey on the next page.)

Lastly, we are driving profitable growth by investing in enhanced capabilities and capacity for specialty products. We are making progress in our transformation to a solutions provider which leverages our material science, processing and design capabilities to deliver unique value to our customers.

As far as we have come this past year, our attention now must turn to 2013. We have tremendous momentum that provides a positive outlook for the year, which is only enhanced by the merger with PolyOne. I believe that joining forces with PolyOne represents the best path forward for us to accelerate the path we are on. With PolyOne, we will be able to operate on a larger scale with increased access to resources, technologies, new customer markets and geographies. In short, together we will grow faster and accelerate the transformation we've begun.

Both Spartech and PolyOne remain optimistic that the Spartech shareholder vote will be successful and the acquisition will be complete by the first calendar quarter of 2013. Teams from both companies have already begun some of the integration planning so that we are prepared to integrate the companies as quickly, efficiently and openly as possible. PolyOne is energized about our future together and eager to meet the great talent at Spartech. In fact, a few members of the PolyOne leadership team have begun to visit some of our sites to meet employees and understand our organization better. I anticipate another strong year in 2013, with solid growth from our strategic initiatives of delighting our customers, enhancing margins and driving profitable growth. I urge you to stay focused on executing the strategic plan. Let's keep up the Momentum.

I wish you and your family all the best in the New Year.

Warmest Regards,

Vicki Holt
President & CEO

2	Spartech News

Spartech recently received the results from the 2012 Customer Satisfaction Survey. The surveys went out to more than 1,800 contacts representing 620 customers. The survey takers varied in their roles, and different versions of the survey were made available depending on the taker's role (Quality, Technical, Operations, Commercial/Sales/Purchasing, Logistics, Executive). We received responses from 47.7% of our customers.

Spartech has improved overall satisfaction by an astonishing 47% from .85 in 2010 to 1.25 in 2012. This result underscores the improvements we have been making in the key areas of importance for our customers. In fact, Spartech made improvements in the range of 4.0% to 24.1% versus 2011, in our satisfaction scores across all areas of measurement.

However, we continue to perform below 1.0 on problem resolution which means our customers are either neutral, dissatisfied or very dissatisfied on average in this category. When you couple the satisfaction results with what our customers tell us are the most important performance areas, our focus remains on the following:

1. Delivery
2. Quality
3. Problem Resolution

CUSTOMER COMMENTS
"Very satisfied. Superior performance!"	"Spartech's business is extremely important to our company. We have been satisfied with their product and find it to be highly superior within the market."
"No quality issues in the past couple of years on any Spartech product."	"So far this year we have seen an increase in product quality from Spartech"
"Quality from Spartech is normally very good. When there is a quality issue, Spartech is quick to respond and very honest and open to help us understand what happened with their process."
"[We have] had very few issues with the cup
stock we receive from Spartech. When we
have seen issues, they have responded,
corrected the issue, and determined root
cause/corrective action very quickly."

January - March 2013	3

 Color & Specialty Compounds Sustaining Improvements

The Color & Specialty Compounds (CSC) group had a strong year, showing sustained improvement with a $5.7M increase in operating earnings excluding special items. While CSC was faced with reduced demand in Europe, lower sales there were more than offset by stronger operational performance and higher North American sales. The segment continued to benefit from operational improvements, achieving record levels of reprocessed material utilization while significantly reducing scrap dollars per pound produced. The business exceeded its plan in spite of strong headwinds from raw material price compression.

In 2013, the segment is focused on three major priorities: 1) Sales: deliver needle-moving sales growth opportunities with enhanced formulation technology support, while actively managing pricing and mix; 2) Operations: build on operational excellence by maintaining high service levels while driving continued scrap reduction and continuous improvement in TPM, Lean and quality systems; and 3) Supply Chain: achieve step change cost improvements in all major categories of material spend, while halving the number of changeovers in the plants.

CSC

Packaging is Expanding Capabilities and Relationships

In 2012, the Spartech Packaging Technologies (SPT) business segment invested in a large scale-up of organic growth programs. The segment historically had a concentration in its customer base but recently has made significant strides to develop and expand customer relationships by securing several new customer wins with major corporate brand owners. The segment has diligently worked to commercialize these programs, and as a result, new business development costs were higher than expected leading to lower profitability in 2012.

However, as we turn to 2013, the segment is optimistic that it's on track to capitalize on these expanded customer relationships and launch several new programs leading to improved profitability.

One major initiative in the Packaging business for 2013 is Lean manufacturing. Although the effort kicked off in 2012, it will be a primary focus in 2013 and permeate through the organization in an effort to improve processes and achieve sustainable improvements and results. Lastly, the business will complete the expansion of its Muncie, Ind., facility by the first of the year, providing additional capacity to grow sales of its differentiated barrier packaging, PreservaPak™, and our form-fill-seal technology, Intelliform™. All of these efforts are aimed at moving SPT closer toward its vision of becoming a total solutions provider known as the company that consistently delivers.

PACKAGING

Custom Sheet & Rollstock Performance Led Improvement

2012 was a pivotal year for the Custom Sheet and Rollstock segment as they turned the corner and began to restore margins and move toward a more sustainable earnings profile.

The organization became a multifunctionally aligned team, with a focus on gross margin improvement. In Q4, the segment increased operating earnings by 97% over the prior year. The earnings improvement has come from the progress made in key operating metrics such as increasing % net regrind, reducing by-product generation and reducing down time due to changeovers.

The other major contributor to the earnings improvement was the Profit Maximization Process (PMP). This is a multifunctional process focused on improving gross margin at our major customers using our new profitability tools. PMP delivered $4.5 million gross margin improvement across 30 customers in FY12. In 2013, the business will stay focused on continually improving quality and on time delivery, while accelerating commercialization of new programs with our customers. In addition, the business will continue to focus on the key operating metrics, while adding supply chain tools to further enhance margins and reduce waste. Lastly, there are four hot spots in 2013 which offer tremendous opportunity for earnings improvement. These include our Canadian operations, which have just consolidated; redeploying assets in Mexico following Whirlpool's in-sourcing; and increased performance with our Royalite business and our West Coast/La Mirada region.

SHEET

4	Spartech News

Spartech showed off its artistic side by donating nearly 1,000 sheets of PETG to multidisciplinary artist Amy Caron. The sheets were used in Caron's Holotype –a sprawling architectural installation and tribute to algae. The work premiered at The Leonardo, a museum of science, technology and art in Salt Lake City, Utah, in February 2012.

With the help of a plastics fabricator, Caron sculpted the plastic pieces and wired the sections to a rebar frame. The components were assembled on site at the museum. According to the artist, "In creating Holotype, I learned quickly that there is no straight answer to any question about algae, thus there is no straight line found in the piece. I worked exclusively with organic form and designed the work to bulge and swoop, to catch corners, hug beams, and spread with wild hunger. The work had to be resilient and look like it would never budge because if the first 3.5 billion years are any indication, algae is here to stay. Holotype also functions as a transformative lens that reshapes and distorts its environment, bringing viewers into the composition while refracting like a jewel, casting a sculpted light so strikingly beautiful it rendered me speechless when I discovered it."

The donated PETG sheet is an example product from Spartech's newest suite of products, Visual Plastics. In addition to art installations, this group within Spartech is dedicated to serving the other visual markets: architecture and design, displays, signage and graphic arts.

If you like to learn more about Visual Plastics, be sure to visit our website at www.Spartech.com/VisualPlastics. To learn more about Holotype or its artist, Amy Caron, visit www.amycaron.com.

Spartech was recently rewarded with the "Commitment to Chemical Compliance" award from 3E Company, a provider of environmental health and safety (EH&S) compliance and information management services. Spartech's own Bernard Henn, Corporate Product Stewardship Manager, accepted the award at 3E's North American User Conference, held in Carlsbad, Calif., on November 15, 2012.

Spartech received the recognition for its steadfast commitment to continually set the bar high with a fully integrated environmental, health and safety (EH&S) and Product Stewardship Compliance system; its ability to optimize deployments of multiple 3E solutions for demonstrating a global update of SDSs for more than half of its volume, in multiple languages in a short period of time; and for being a valuable partner in the development of this standard 3E integrated system.

"3E Company is a great partner for Spartech because they were able to achieve the complex integration that we desired," said Henn. "Integrating our EH&S and product stewardship functions offers us a tremendous competitive advantage and the ability to better serve our customers. This award would not be possible without the tireless commitment of Spartech employees that strive for a high performance culture embracing challenging goals and delivering on our commitments to safety and sustainability."

January - March 2013	5

SPE 21st Annual
Thermoforming Conference
(Sept. 23-25, 2012)
Where: Amway Grand Plaza Hotel - Grand Rapids, Mich.
What:  The Society of Plastics Engineers' annual Thermoforming Conference brings together the leading thermoformers, suppliers, equipment manufacturers, OEMs and other industry leaders to network, attend informational and technical sessions, and share the latest industry trends and insights.

Highlights:
● Spartech Custom Sheet and Rollstock launched two additions to its WeatherPro- line of products: WeatherPro T-20 and T-30.
●  John Hirsch, Commercial Development Manager, gave an Innovation Brief at the SPE Conference further promoting WeatherPro T-20 and T-30 entitled, "Optimization of Acrylic-Capped ABS to Meet Customer Performance."
● Spartech displayed a thermoformed "Spartech" sign face and back in its booth featuring its SunGard® and WeatherPro SG products.

2012 Aircraft Interiors
Expo Americas
(Sept. 25-27, 2012)
Where:  Washington State Convention Center - Seattle, Wash.
What:  The only show dedicated to aircraft interiors in the Americas is the ideal platform to launch products, network with peers, and attend and give demonstrations.

Highlights:
● Spartech exhibited at the Aircraft Interiors Show to highlight its aerospace line of Royalite® products and some of the MIL spec Polycast products. Spartech's new, lightweight, PVC-free product, Royalite R929, was introduced; showcasing the material as a differentiated seating component product.
● Significant new leads were generated at the OEM, airline and designer level.

Packaging That Sells 2012
(Oct. 1-3, 2012)
Where:  Embassy Suites Chicago - Chicago, Ill.
What:  Packaging That Sells, a Brand Packaging Magazine conference, attracted more than 250 attendees from the packaging industry including brand owners, package designers, package suppliers and retail marketers.

Highlights:
● Spartech Packaging and the IQ PKG team was a Platinum Sponsor of this year's event and hosted the networking reception in addition to exhibiting at the conference.
● The event provided us the opportunity to showcase our creative design skills and network with leading brand decision makers.

IMLCON/IMDCON
(Oct. 4-5, 2012)
Where:  Hyatt Rosemont Hotel - Rosemont, Ill.
What:  Focused on in-mold labeling and decoration for plastic packaging, IMLCON/IMDCON 2012 was attended by leaders in IML as well as plastic packaging suppliers and brand owners.

Highlights:
●  Spartech Packaging Technologies exhibited at this event to promote brand awareness of its packaging capabilities and the 1-Seal packaging solution.

IAPD CONVENTION
& PLASTICS EXPO
(Oct. 23-26, 2012)
Where: Donald E. Stephens Convention Center - Chicago, Ill.
What: The IAPD Convention and Plastics Expo, now in its 56th year, is the premier event for plastic distributors, manufacturers, representatives, fabricators and all others in the plastics supply chain.

Highlights:
● Spartech launched Visual Plastics, its portfolio of products geared toward the visual-based markets: Graphic Arts, Sign, Display and Architectural Design (http://www.spartech.com/visualplastics/)

PACK EXPO International 2012
(Oct. 29-31, 2012)
Where: McCormick Place - Chicago, Ill.
What:  The packaging world's largest event showcases state-of-the art materials, machinery and methods for packaging and processing in every market. This year's expo featured 1,900 exhibitors and more than 45,000 attendees.

Highlights:
●  Spartech Packaging accomplished its goals of driving awareness around its core competencies, performance capabilities, innovative technologies and leading brands such as Intelliform(form-fill-seal), PreservaPar (barrier) and 1-Sear.
●  The team held more than 50 meetings throughout the course of three days and generated approximately 120 leads in the booth.
●  Spartech exhibited an ORICS MR-35 Rotary Packaging System in the booth -The MR-35 was designed to fill and heat seal 1-Seal packaging at approximately 30 containers per minute.
●  In other areas on the show floor, Oystar featured a machine that filled and sealed 1-Seal packaging and Inland Label featured 1-Seal packaging with the Inland Label IML lids.

6	Spartech News

Corporate Sustainability Updates

COMMUNITY TEAM
ROSEMARY KLEIN, LEADER

One of the Community Team's strategic areas of focus for 2012 was affordability and availability of housing. To help combat this, Spartech partnered with Habitat for Humanity, building affordable homes at sites around the country. A team of volunteers from the Custom Sheet and Rollstock facility in Warsaw, Ind., wanted to chip in, but there were no Habitat for Humanity sites in the area. Instead, the team partnered with the Beaman Home, a non-profit agency that provides care and shelter to victims of spouse/partner abuse and their children. Warsaw's Community Coordinator Sherri Wogatzke worked with Community Team co-partners, Jo Wilson and Katrina Flowers, to lead a group of 12 Spartech volunteers who worked over a period of five days to clean, paint and landscape the Beaman Home. "Our goal [was] to create a brighter environment for the adults and children as they take their first step to re-establish their lives," said Sherri.

The Beaman Home Shelter services include a 24-hour crisis line, emergency shelter, food, clothing, counseling, transportation, social services, community referrals, and a child enhancement program. The Beaman Home also offers outreach services which include court and hospital advocacy, professional training, and open-ended support groups to victims.

In addition to their work with the Beaman Home, the Warsaw Community Team and generous employees raised close to $3,000 for the Muscular Dystrophy Association and Big Brothers Big Sisters.

TECHNOLOGY TEAM
CAROL O'NEILL, LEADER

In 2012, Spartech received certification for three separate products verifying the incorporation of at least 50 percent recycled content. The products, Ultros® Renu, Ultros® Renu 90 and Royalite® G50, were reviewed by SCS Global Services (SCS), a leading provider of global environmental and sustainability certification, auditing, testing, and standards development for nearly 30 years. SCS works in a broad span of industries and recognizes achievements in green building, product anufacturing, food and agriculture, forestry, retail and more. The three certified products are all commonly used in the building and construction markets. The certification will make the products attractive to prospective architects and designers who hope to achieve LEED certification from the U.S. Green Building Council.

EMPLOYEE TEAM
BOB LORAH, LEADER
Employee Assistance Program
Since 2010, Spartech has partnered with Personal Assistant Services to provide its employees with confidential, professional counseling and work/life services. The Employee Assistance Program (EAP) provides short-term, confidential counseling in dealing with family and relationship issues, substance abuse, stress and anxiety, communication issues, and emotional concerns. It is available, free of charge, to Spartech employees and their eligible dependants. For confidential assistance, call 800-356-0845 or visit PAS online at www.paseap.com

Bill Hiatt Scholarship Program
Spartech has established a scholarship program to assist its employees' children who plan to continue their education in college or vocational school programs. Scholarships are offered each year for full-time study at an accredited institution of the student's choice. Dependent children, under the age of 25, of Spartech employees who have a minimum of three years employment with the company as of the application deadline are eligible.

Up to six awards of $2,500 will be given. Awards are for undergraduate study only. The deadline for application is February 15, 2013. Interested students must mail a completed application along with complete grade transcripts to Scholarship Management Services, the company administering the scholarship.

http://sharepoint/sites/hr/Spartech%20Policies/Forms/AllItems.aspx

ENVIRONMENT TEAM
RICHARD LOCKE, LEADER

On November 15, Spartech participated in America Recycles Day, joining other companies, groups and individuals across the country to focus on conserving valuable materials, keeping our communities clean, and protecting our environment. To celebrate, Spartech hosted a recycling competition involving all of its U.S. locations. Typically, many recycling facilities only collect PET and HDPE as there is a larger demand for those recycled products; however, Spartech chose to focus its recycling efforts this year on polypropylene (PP) and polystyrene (PS) for several reasons. The Color and Specialty Compounds business supplies compounds containing recycled PP to many customers as does the Packaging business. The Packaging business is also working to produce the blue Swiffer Sweeper tubs using recycled PS. If more recycled material were available at affordable costs, Spartech could reprocess more PP and PS into our products.

Congratulations to the employees at the Technology Center, who brought in the most recycled materials this year. In addition to the recycling competition, employees were asked to complete a quiz demonstrating their knowledge of recycling. More than 200 quiz-takers were entered into a drawing with the winners taking home gift cards

January - March 2013	7